Exhibit 10.11

HIBBETT, INC.
EXECUTIVE VOLUNTARY DEFERRAL PLAN

Effective January 1, 2010

Hibbett, Inc.

Hibbett, Inc.

Hibbett, Inc.
Hibbett, Inc.
Executive Voluntary Deferral Plan
Effective January 1, 2010

INTRODUCTION

The Hibbett, Inc. Executive Voluntary Deferral Plan (the “Plan”) is adopted effective January 1, 2010. The primary purpose of the Plan is to permit key executives of Hibbett, Inc. (the “Company”) with the opportunity to defer, on a pre-tax basis, a portion of their compensation. The Company has determined that the adoption of the Plan will assist it in attracting and retaining those employees whose abilities and experience will contribute to the Company’s continued success.

The Company intends for the Plan to be an employee pension benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 as amended. The Plan is unfunded and covers a select group of management or highly compensated employees. The Company also intends the Plan to comply with the requirements of Section 409A of the Internal Revenue Code of 1986. All questions arising in the construction and administration of the Plan must be resolved in a manner that is consistent with that intent.

ARTICLE 1
DEFINITIONS

1.01    Administrator

Administrator means the Director of Human Resources, or any other employee designated by the Director of Human Resources.

1.02    Account

Account means the account or bookkeeping record reflecting a Participant’s interest in the Plan. A Participant may have several Accounts in the Plan.

1.03    Affiliate

Affiliate means any corporation which, when considered with Hibbett, Inc., would constitute a controlled group of corporations within the meaning of Code section 1563(a), determined without regard to Code sections 1563(a)(4) and 1563(e)(3)(C) or any entity, whether or not incorporated which, when considered with Hibbett, Inc., would constitute a controlled group in accordance with Code section 414(c) and regulations promulgated thereunder.

1.04    Beneficiary

Beneficiary means the person or entity specified by a Participant on forms prescribed by the Company for that purpose. If a Participant does not designate a Beneficiary or if the designated Beneficiary predeceases the Participant or is not in existence on the date of the Participant’s death, then Beneficiary means the Participant’s surviving spouse, or if there is no surviving spouse, the executor(s) or administrator(s) of the Participant’s estate.

1.05    Board of Directors or Board

Board of Directors or Board means the Board of Directors of Hibbett, Inc.

1.06    Bonus Payment

Bonus Payment means a Participant’s annual bonus earned with respect to the Company’s fiscal year that commences during a Plan Year whether or not owed during such Plan Year.

1.07    Cause

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Cause means the determination by the Board in the exercise of its reasonable judgment that the Participant has committed an act or acts constituting (a) a felony or other crime involving dishonesty, theft or embezzlement, or (b) fraud.

1.08    Change in Control

A Change in Control means a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company. A change in the ownership of the Company occurs on the date that any one person, or more than one person, acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. A change in the effective control of the Company occurs only on (i) the date any one person or group acquires ownership of stock of the Company possessing 30% or more of the total voting power of the stock, or (ii) the date a majority of the members of the Company’s Board is replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board before the date of the appointment or election. A change in the ownership of a substantial portion of the assets of the Company occurs on the date that any one person or group acquires assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all the assets of the Company immediately before such acquisition. This definition of Change in Control shall be interpreted in a manner that is consistent with Treasury Regulation section 1.409A-3(i)(5).

1.09    Code

Code means the Internal Revenue Code of 1986, as amended. References to specific sections of the Code includes those sections and any comparable sections of future legislation that modify, amend, supplement, supersede or recodify such sections.

1.10    Committee

Committee means the Compensation Committee of the Board.

1.11    Company

Company means Hibbett, Inc. and all of its Affiliates that have adopted the Plan.

1.12    Deferral Contribution

Deferral Contribution means a Participant’s pre-tax deferrals made under the Plan in accordance with Plan Article III.

1.13    Deferral Election

Deferral Election means the Employee’s election in writing to defer amounts under the Plan.

1.14    Deferral Year

Deferral Year means (i) the calendar year in which the Participant’s salary is earned, and (ii) with respect to a Bonus Deferral, the calendar year in which the Company’s fiscal year commences.

1.15    Disability

A Participant is considered disabled if the Participant is (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

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1.16    Employee

Employee means an individual who is an employee of Hibbett, Inc. or an Affiliate who has adopted the Plan and who is a member of a select group of management or highly compensated employees of the Company or an Affiliate.

1.17    ERISA

ERISA means the Employee Retirement Income Security Act of 1974, as amended. References to specific sections of ERISA shall include those sections and any comparable sections of future legislation that modify, amend, supplement, supersede or recodify such sections.

1.18    Investment Fund

Investment Fund means one or more of the investment funds selected by the Administrator.

1.19    Key Employee

Key Employee means an Employee who, as of December 31 of any Plan Year, satisfies the requirements of Code Section 416(i) (without regard to Code section 416(i)(5)). Such Employee will be considered a Key Employee for purposes of the Plan for the 12-month period commencing on the next following April 1; provided, however, that an individual will not be considered a Key Employee unless at the time of his or her Termination of Employment, the Company is considered a public company pursuant to Code section 409A.

1.20    Participant

Participant means an eligible Employee who satisfies the requirements of Article II. A Participant is considered an active Participant if such Participant has a Deferral Election in effect. A Participant who does not have a Deferral Election in effect or who is no longer an Employee is considered an inactive Participant.

1.21    Plan

Plan means the Hibbett, Inc. Executive Voluntary Deferral Plan.

1.22    Plan Year

Plan Year means the annual period beginning on January 1st and ending on the following December 31st.

1.23    Salary

Salary means a Participant’s annual base salary.

1.24    Termination of Employment

Termination of Employment means a Participant’s separation from service from the Company or any Affiliate, including by retirement or any other termination of employment, consistent with Code Section 409A and Treasury Regulations thereunder.

1.25    Unforeseeable Emergency

Unforeseeable Emergency means a Participant’s severe financial hardship resulting from an illness or accident of the Participant, or the Participant’s spouse or dependent (as defined in Code section 152), loss of the Participant’s property due to casualty or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The amount of the distribution on account of an

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Unforeseeable Emergency may not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution. Payment may not be made to the extent an Unforeseeable Emergency is or may be relieved (a) through reimbursement or compensation by insurance or otherwise, or (b) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship. Any determination of the existence of an Unforeseeable Emergency and the amount to be distributed on account thereof shall be made by the Administrator (or such other person as may be required to make such decisions) in accordance with rules applied in a uniform and nondiscriminatory manner.

ARTICLE II
ELIGIBILITY AND PARTICIPATION

2.01    Eligibility Requirements

The Committee, in its sole discretion, shall designate the Employees who are eligible to participate in the Plan. The Committee shall notify an Employee of his or her eligibility to participate in the Plan in writing prior to his or her initial participation.

2.02    Participation in the Plan

(a)    An eligible Employee becomes a Participant upon his completion of a Deferral Election pursuant to Article III. Each Employee and Participant must correctly disclose to the Administrator all requested information necessary for the administration of the Plan.

(b)    A Participant shall continue to be a Participant of the Plan until the date that he is no longer entitled to benefits under the Plan.

ARTICLE III
DEFERRAL ELECTIONS

3.01    Election of Deferrals

(a)    In order to become a Participant, an eligible Employee must file with the Administrator a Deferral Election, in accordance with its terms and the terms and conditions of this Article III. Such Deferral Election must be filed no later than the December 31 preceding the first Plan Year for which the Participant’s Salary or Bonus Payment will be deferred, or at such earlier time as may be set by the Administrator in its sole discretion.

(b)    The maximum Deferral Contribution for a Plan Year shall be fifty percent (50%) of the Participant’s Salary earned during the Plan Year and one hundred percent (100%) of the Participant’s Bonus Payments earned for the fiscal year that commences during the Plan Year. A Participant’s election must be made in one percent (1%) increments.

(c)    Each Deferral Election shall be made on a form provided by the Administrator and shall specify any such information as the Administrator may require.

3.02    Election, Revocation and Modification of Deferrals; Initial Deferral Election

(a)    Except as provided in subsection (b) below, a Participant may make an election to defer Salary and/or Bonus Payments for a Plan Year only if such election is made no later than December 31 of the prior Plan Year, or by such earlier date as may be announced by the Administrator. Such election shall remain in effect for the entire Plan Year and for all subsequent Plan Years until the Participant timely revokes such election for a subsequent Plan Year or timely files a new election applicable to a subsequent Plan Year. Each Deferral Election shall be made on a form provided by the Administrator and shall specify such additional information as the Administrator may require.

(b)    In the case of individuals who become eligible to Participate on or after January 1, 2010, the individual must make an initial Deferral Election within thirty (30) days after he or she becomes eligible to participate in the Plan. Such election shall only be valid with respect to Salary and Bonus Payments paid for services rendered after the date of the initial Deferral Election.

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(c)    All Deferral Elections are irrevocable after the last date permitted for making an election under Code Section 409A, or such earlier date specified by the Administrator.

ARTICLE IV
ACCOUNTS

4.01    Establishment of Accounts

The Administrator shall establish and maintain separate Accounts and for each Participant of the Plan to credit a Participant’s Deferral Contributions. As required for appropriate record-keeping, the Administrator may establish and name additional Accounts or sub-accounts for each Participant.

4.02    Deferral Contributions

(a)    Deferral Contributions consisting of Salary shall be credited to the Participant’s Account as of the last day of the payroll period in which such Salary would otherwise be paid to the Participant. Deferral Contribution consisting of Bonus Payments shall be credited as of the last day of the month in which the Bonus Payment would have been made to the Participant.

(b)    A Participant’s interest in his Account attributable to Deferral Contributions and any earnings thereon shall be fully vested and nonforfeitable.

4.03    Equitable Adjustment in Case of Error or Omission

If an error or omission is discovered in the Account of a Participant, the Administrator shall make such equitable adjustment as the Administrator deems appropriate.

ARTICLE V
INVESTMENTS AND VALUATION

5.01    Investment of Accounts

(a)    A Participant may direct the investment of his Account among one or more of the Investment Funds. Such direction shall be in writing on a form provided by the Administrator and in accordance with procedures established by the Administrator. The investment of a Participant’s Account is hypothetical and solely for the purpose of crediting earnings on such Account.

(b)    The investment of a Participant’s Account shall be made in multiples of ten percent (10%). An investment election shall remain in force until changed. Participants may change the investment of their Account with respect to the balance in their Account and with respect to any future Deferral Contributions in accordance with procedures established by the Administrator.

5.02    Valuation of Bookkeeping Accounts

Each Participant’s Account shall be valued as of the last day of each calendar quarter and adjusted as of such date to reflect any gains and losses in the Investment Funds and any other expenses or charges attributable to the Account or Investment Fund.

ARTICLE VI
DISTRIBUTIONS AND WITHDRAWALS

6.01    Fixed Payment Date

(a)    The Participant may elect, as part of his or her Deferral Election, to specify the date on which amounts subject to the Deferral Election for each Deferral Year, and deemed earnings and losses thereon, will be paid. Payment will be made to the Participant or his Beneficiary, as the case may be, within 60 days following the date specified by the Participant. The Participant may elect a single lump sum payment or annual installments as

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provided in Section 6.04. If the Participant chooses not to make an election under this Section 6.01, payment of the Participant’s Account will be governed by the other provisions of this Article VI.

(b)    Notwithstanding an election made under Section 6.01(a), the total value of a Participant’s Account may be paid prior to that date in accordance with Section 6.02 or 6.03, below.

6.02    Change in Control, Death, Disability, Termination of Employment

(a)    In the event of a Change in Control, or the Participant’s death, Disability, or Termination of Employment, the Plan shall pay the Participant, or his Beneficiary, as the case may be, the total value of the Participant’s Account, as of the Change in Control, or as of his death, determination of Disability by the Administrator, or Termination of Employment, within 60 days following the applicable event, to the extent not previously distributed under Section 6.01 and subject to Section 6.02(b), below. The Participant may elect to receive the total value of his Account in a single lump sum payment or annual installments as provided in Section 6.04. Payment under this Section 6.02 shall override a later fixed payment date elected under Section 6.01.

(b)    In the event the Participant is a Key Employee on the date of his Termination of Employment, the distribution of his Account on account of a Termination of Employment other than due to death or Disability shall be made on the first day of the month following the six-month anniversary of the Participant’s Termination of Employment. Installments that would have been paid during such six month period had the Participant not been a Specified Employee will be included in the first payment. Such delay shall apply only to the extent required by Code Section 409A and, thus, generally shall not apply to payments due only upon a specified date.

6.03    Hardship

A distribution of up to 50% of the vested portion of the Participant’s Account because of an Unforeseeable Emergency will be permitted only to the extent required by the Participant to satisfy the emergency need. Whether an Unforeseeable Emergency has occurred will be determined solely by the Administrator. Distributions in the event of an Unforeseeable Emergency may be made by and with the approval of the Administrator upon written request by a Participant.

6.04    Form of Distribution

Payment shall be made from the Plan to a Participant or Beneficiary in a single lump sum or in annual installments of two to five years.

6.05    Federal Income Tax Withholding

The Company shall withhold from any payment made by it under the Plan such amount or amounts as may be required for purposes of complying with the tax withholding or other provisions of the Code, as amended, or any federal, state or local income or employment tax provision, or otherwise.

6.06    Benefit Determination and Payment Procedure

The Administrator shall make all determinations concerning eligibility for benefits under the Plan, the time or terms of payment, and the form or manner of payment to the Participant or the Participant’s Beneficiary, in the event of the death of the Participant. The Administrator shall promptly notify the Company of each such determination that benefit payments are due and provide to the Company all other information necessary to allow the Company to carry out such determination, whereupon the Company shall pay such benefits in accordance with the Administrator’s determination.

6.07    Distribution of Benefit When Distributee Cannot Be Located

The Administrator shall make all reasonable attempts to determine the identity and/or whereabouts of a Participant or a Participant’s Beneficiary entitled to benefits under the Plan, including the mailing by certified mail of a notice to the last known address shown on the Company’s or the Administrator’s records. If the Administrator is unable to locate such a person entitled to benefits hereunder, or if there has been no claim made for such benefits,

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the Company shall continue to hold the benefit due such person or take such other action needed to comply with applicable state escheat or similar laws.

6.08    Acceleration of Benefits Prohibited

Except as provided in Treasury Regulation section 1.409A-3(j), no acceleration in the time or schedule of any payment or amount scheduled to be paid from the Participant’s Account is permitted.

ARTICLE VII
FUNDING

7.01    Funding

(a)    All Participants and Beneficiaries are general unsecured creditors of the Company with respect to the benefits due hereunder and the Plan constitutes a mere promise by the Company to make benefit payments in the future. It is the intention of the Company that the Plan be considered unfunded for tax purposes.

(b)    The Company may, but is not required to, purchase life insurance in amounts sufficient to provide some or all of the benefits provided under this Plan or may otherwise segregate assets for such purpose.

(c)    The Company may, but is not required to establish a grantor trust which may be used to hold assets of the Company which are maintained as reserves against the Company’s unfunded, unsecured obligations under the Plan. Such reserves shall at all times be subject to the claims of the Company’s creditors and the creditors of Affiliates any of whose Employees are Participants. To the extent such trust or other vehicle is established, and assets contributed for the purpose of fulfilling the Company’s obligation hereunder, then such obligation of the Company or an Affiliate shall be reduced to the extent such assets are utilized to meet its obligations hereunder.

ARTICLE VIII
ADMINISTRATION

8.01    Appointment of Administrator

The Administrator shall be responsible for the operation and administration of the Plan except to the extent its duties are allocated to and assumed by persons or entities hereunder.

8.02    Duties

(a)    The Administrator shall make such rules and regulations as it deems necessary for operation of the Plan, shall determine all questions arising in the administration, interpretation and application of the Plan, review claims for benefits which have been denied, and shall perform all other functions which may be assigned to it by the Board.

(b)    The Administrator or its delegate shall maintain, on a plan or calendar year basis, employee and other such records as are necessary for the successful operation of the Plan and shall supply such full and timely information for all matters relating to the Plan as the Administrator may require for the effective discharge of its duties.

(c)    The Administrator or its delegate shall receive all applications for benefits and shall establish rules and procedures to be followed by Participants and Beneficiaries in filing such applications and for furnishing and verifying all data which may be required in order to establish their rights to benefits in accordance with the Plan. Upon receipt of an application for benefits, the Administrator or its delegate shall determine all facts which are necessary to establish the right of an applicant to benefits and the amount thereof. All approved benefits shall be paid at the direction of the Administrator or its delegate. Such payments shall be made in accordance with the Administrator’s or its delegate’s written directions setting forth the amount of such payments and the specific manner in which such payments are to be made.

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8.03    Benefit Claims Review Procedure

(a)    Claims for benefits under the Plan may be submitted to the Administrator or such person as the Administrator may designate in writing who shall have the initial responsibility for determining the eligibility of any Participant or Beneficiary for benefits. Such claims for benefits shall be made in writing and shall set forth the facts which such Participant or Beneficiary believes to be sufficient to entitle him to the benefit claimed. The Administrator may adopt forms for the submission of claims for benefits in which case all claims for benefits shall be filed on such forms.

(b)    Upon receipt of a claim, the Administrator or its delegate must respond in writing within 90 days. If necessary, the Administrator or its delegate’s first notice must indicate any special circumstances requiring an extension of time for the Administrator or its delegate’s decision.

The extension notice must indicate the date by which the Administrator or its delegate expects to give a decision. An extension of time for processing may not exceed 90 days after the end of the initial 90 day period.

(c)    If the written claim for a Plan benefit is wholly or partially denied or the claimant has had no response, the claimant or his duly authorized representative, at the sole expense of the claimant, may appeal the denial within 60 days of the date of the denial or the expiration of the time period provided in subsection (b) to the Administrator. An adverse notice must be written in a manner calculated to be understood by the claimant and must include (i) each reason for denial; (ii) specific references to the pertinent provisions of the Plan or related documents on which the denial is based; (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why that material or information is needed; and (iv) appropriate information about the steps to be taken if the claimant wishes to submit the claim for review.

(d)    In pursuing his appeal the claimant or his representative:

(i)    may request in writing that the Administrator review the denial;

(ii)    may review pertinent documents; and

(iii)    may submit issues and comments in writing.

(e)    The decision on review shall be made within 60 days; provided that the 60 day period may be extended for an additional 60 days by written notice to the claimant setting forth the reasons for the extension. The decision on review shall be made in writing, shall include specific reasons for the decision, shall be written in a manner calculated to be understood by the claimant and shall contain specific references to the pertinent Plan provisions on which the decision is based.

8.04    Fiduciary Discretion

In discharging the duties assigned to it under the Plan, the Administrator, and each other fiduciary with respect to the Plan has the discretion to interpret the Plan; adopt, amend and rescind rules and regulations pertaining to its duties under the Plan; and to make all other determinations necessary or advisable for the discharge of its duties under the Plan. Each fiduciary’s discretionary authority is absolute and exclusive. The express grant in the Plan of any specific power to a fiduciary with respect to any duty assigned to it under the Plan must not be construed as limiting any power or authority of the fiduciary to discharge its duties. A fiduciary’s decision is final and conclusive unless it is established that the fiduciary’s decision constituted an abuse of its discretion.

ARTICLE IX
AMENDMENT OR TERMINATION OF THE PLAN

9.01    Amendment or Termination of Plan

The Plan may be terminated or amended at any time by the Board, effective as of any date specified provided, however, that any termination must comply with the requirements of Code section 409A. Any such action

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taken by the Board shall be evidenced by a resolution. No amendment or termination shall decrease the value of a Participant’s Account accrued prior to the effective date of the amendment or termination.

ARTICLE X
GENERAL PROVISIONS

10.01    No Guarantee of Employment

The Plan shall not be deemed to constitute a contract between the Company and any Participant or to be consideration or an inducement for the employment of any Participant of the Company. Nothing contained in the Plan shall be deemed to give any Participant the right to be retained in the service of the Company or to interfere with the rights of the Company to discharge or to terminate the service of any Participant at any time without regard to the effect such discharge or termination may have on any rights under the Plan.

10.02    Payments to Minors and Incompetents

If a Participant or Beneficiary entitled to receive any benefits hereunder is a minor or is deemed so by the Administrator or is adjudged to be legally incapable of giving valid receipt and discharge for such benefits, benefits will be paid to such person as the Administrator might designate. Such payments shall, to the extent made, be deemed a complete discharge of any liability for such payment under the Plan.

10.03    Non-Alienation of Benefits

To the extent permitted by law, no benefit payable under the Plan will be subject in any manner to anticipation, assignment, garnishment, or pledge; and any attempt to anticipate, assign, garnish or pledge the same will be void and no such benefits will be made in any manner liable for or subject to the debts, liabilities, engagements or torts of any Participants.

10.04    Heading and Subheadings

The headings and subheadings in this Plan have been inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof.

10.05    Use of Masculine and Feminine; Singular and Plural

In the construction of the Plan the masculine shall include the feminine and the singular the plural in all cases where such meanings are indicated by the context.

10.06    Beneficiary Designation

At the time of enrollment in the Plan, each Participant, if applicable, must designate a Beneficiary to receive settlement of his Plan account in the event of his death during employment. A Participant may, from time to time, change a Beneficiary or Beneficiaries under the Plan. In the event that no designated Beneficiary is surviving at the time of the Participant’s death, settlement under the Plan will be made as provided in Plan section 1.04.

10.07    Errors and Omissions

It shall be the responsibility of those individuals and entities charged with the administration of the Plan to see that it is administered in accordance with its terms. In the event an innocent error or omission is discovered in the operation or administration of the Plan, then the Administrator may correct such error as it deems necessary or desirable in a manner consistent with the goodwill intended to be engendered by the Plan and to put Participants in the same relative position they would have been in but for such error or omission.

10.08    Governing Law

The Plan shall be construed, enforced and administered in accordance with the laws of the State of Alabama, except to the extent Alabama’s choice-of-law provisions require application of other state law, and except as preempted by ERISA.

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10.09    Binding Effect

The Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Participant and his heirs, executors, administrators and legal representatives.

10.10    Effect on Other Plans

The amount of compensation deferred under the Plan shall not be deemed to be earnings or compensation for the purpose of calculating a Participant’s benefits or contribution under a retirement or deferral plan of the Company or the basis for determining benefits under any other benefit plan provided by the Company, except to the extent provided in any such plan. No amount distributed under this Plan shall be deemed to be earnings or a part of the Participant’s total compensation when determining a Participant’s benefit under any benefit plan established by a Company, unless otherwise provided in such plan.

10.11    Other Benefits and Agreements

The benefits provided for a Participant under the Plan are not intended to duplicate any other benefits available to such Participant under any other plan or program of the Company for its employees, and, except as may otherwise be expressly provided for, the Plan shall not duplicate, supersede, modify or amend any other plan or program of the Company in which a Participant is participating.

End of Exhibit 10.11